EXHIBIT 99.1

Johnson Outdoors 2012 Fiscal Second Quarter Revenue Matches Prior Year Record

Higher Effective Tax Rate Lowers Earnings

RACINE, Wis., May 4, 2012 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global outdoor recreation company, today announced revenue during the second fiscal quarter, ended March 30, 2012, matched record second quarter sales reported in the prior year. While operating profit benefited from a $3.5 million settlement with the company's insurance carriers, net income decreased due to a substantially higher effective tax rate.

"Second quarter results reflect the importance and value of Johnson Outdoors' diverse business portfolio. Exceptional new products in our largest businesses, Marine Electronics and Diving, have created strong pre-season momentum across key channels in North America and Asia where the economic outlook is favorable. At the same time, military declines weighed on Outdoor Gear results, while efforts to address the challenges in Watercraft continued. We are looking forward to the third quarter when the full extent of consumer sell-thru for the year can be determined," said Helen Johnson-Leipold, Chairman and Chief Executive Officer.

SECOND QUARTER RESULTS

Second fiscal quarter sales reflect initial shipments to customers in advance of the primary retail selling period for the industry's seasonal warm-weather outdoor recreation products. Total net sales were $128.7 million, essentially flat with record net sales of $128.9 million in the prior year quarter. Excluding the $0.6 million unfavorable impact of currency in the current quarter, revenue would have exceeded the prior year second quarter record sales. Primary factors contributing to the quarter results were:

  Marine Electronics revenue edged up 1.7 percent ahead of last year due to continued strong new product performance in Minn Kota® and Humminbird® to set a new record for second quarter sales.
  Diving revenue grew 1.6 percent due to solid growth in U.S., Asia and Northern Europe which was partly offset by weakness in Southern Europe.   Currency translation had a negative 2.0 percent impact on Diving revenue in the quarter.
  Watercraft sales slipped 5.8 percent due to lower volume across all channels.
  Outdoor Equipment sales declined 8.2 percent as a result of a 23.5 percent reduction in Military sales versus the prior year period.

Total Company operating profit increased 22.4 percent to $14.0 million compared to operating profit of $11.4 million in the prior year quarter. Key contributing factors during the quarter were:

  A favorable $3.5 million dollar settlement with the Company's insurance carriers previously announced on March 1, 2012.
  A decrease in gross profit margin to 39.3 percent from 41.1 percent in the prior year, driven by product mix in Watercraft and Marine Electronics along with inventory reserves related to a facility closure in Southern Europe.
  Lower legal and warranty costs of $1.0 million.

The Company reported net earnings of $7.3 million, or $0.74 per diluted share, during the second fiscal quarter, compared to net earnings of $8.5 million, or $0.87 per diluted share, in the same quarter last year.  The unfavorable comparison was due to applicable domestic and international accounting for taxes. As previously reported, the Company's recent history of income generation and future profit expectations led to a reversal of its U.S. tax valuation allowance in the 2011 fiscal fourth quarter. In the current quarter, valuation allowances in the countries where losses were incurred preclude the Company from realizing any tax benefit on the loss. The combination of these two factors has resulted in a significant increase in the Company's effective tax rate which reduced net income by $6.0 million in the current quarter.

YEAR-TO-DATE RESULTS

Net sales in the first six months of fiscal 2012 increased 0.6 percent to $208.9 million versus $207.6 million in the same six-month period last year. Total Company operating profit increased 1.7 percent to $10.3 million during the first six months of fiscal 2012 compared to an operating profit of $10.1 million during the prior year-to-date period. Net income for the first six months of the year was $4.3 million, or $0.44 per diluted share, compared to net earnings of $7.2 million, or $0.75 per diluted share, in the first six months of the prior year. Interest expense declined 24.2 percent compared with the same period last year.

Primary drivers behind the year-to-date sales, profit and earnings comparisons were consistent with those during the second quarter.

OTHER FINANCIAL INFORMATION

At March 30, 2012, debt, net of cash, was $21.8 million compared to $43.9 million at the end of the prior year quarter. Depreciation and amortization was $5.7 million year-to-date, compared to $4.9 million during the prior year-to-date period. Capital spending totaled $5.0 million during the first six-month period of 2012 compared with $3.8 million in the same fiscal period last year.

"Prior year restructuring and pricing strategies have helped lessen the impact of weak economies across Southern Europe where we continue to carefully monitor conditions. In addition, we expect the current effective tax rate to moderate to a more normalized level by the end of the year," said David W. Johnson, Vice President and Chief Financial Officer.

WEBCAST

The Company will host a conference call and audio webcast at 11:00 a.m. Eastern Time on Friday, May 4, 2012.   A live listen-only webcast of the conference call may be accessed at Johnson Outdoors' home page. A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Gear.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle® paddles; Extrasport® personal flotation devices; Minn Kota® motors; Cannon® downriggers; Humminbird® fishfinders; LakeMaster® electronic charts; Geonav® marine electronics; SCUBAPRO® and SUBGEAR® dive equipment; Silva® compasses; Tech4O® digital instruments; and Eureka!® tents.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning.Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; the Company's continued success in implementing its strategic plan, including its targeted sales growth platforms and focus on innovation; litigation costs related to actions of and disputes with third parties, including competitors; the Company's continued success in working capital management and cost-structure reductions; the Company's ongoing success in meeting financial covenants in its credit agreements with lenders; risk of future write-downs of goodwill or other intangible assets; ability of the Company's customers to meet payment obligations; movements in foreign currencies, interest rates and commodity costs; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		SIX MONTHS ENDED
Operating Results	March 30 2012	April 1 2011	March 30 2012	April 1 2011
Net sales	$ 128,726	$ 128,864	$ 208,902	$ 207,564
Cost of sales	78,199	75,931	127,274	123,951
Gross profit	50,527	52,933	81,628	83,613
Operating expenses	36,546	41,509	71,366	73,524
Operating profit	13,981	11,424	10,262	10,089
Interest expense, net	807	993	1,382	1,817
Other (income) expense, net	(104)	343	(1,296)	337
Income before income taxes	13,278	10,088	10,176	7,935
Income tax expense	5,995	1,602	5,837	686
Net income	$ 7,283	$ 8,486	$ 4,339	$ 7,249
Diluted average common shares outstanding	9,382	9,289	9,363	9,293
Net income per common share - Basic and Diluted	$ 0.74	$ 0.87	$ 0.44	$ 0.75
Segment Results
Net sales:
Marine electronics	$ 80,256	$ 78,899	$ 128,027	$ 121,844
Outdoor equipment	9,437	10,281	15,727	20,737
Watercraft	17,060	18,115	24,545	24,250
Diving	22,098	21,759	40,856	41,111
Other/eliminations	(125)	(190)	(253)	(378)
Total	$ 128,726	$ 128,864	$ 208,902	$ 207,564
Operating profit (loss):
Marine electronics	$ 12,317	$ 12,822	$ 14,390	$ 13,200
Outdoor equipment	831	652	579	2,153
Watercraft	3,061	669	603	(1,074)
Diving	1,706	(6)	1,608	1,145
Other/eliminations	(3,934)	(2,713)	(6,918)	(5,335)
Total	$ 13,981	$ 11,424	$ 10,262	$ 10,089
Balance Sheet Information (End of Period)
Cash and cash equivalents			$ 29,649	$ 28,580
Accounts receivable, net			111,357	112,902
Inventories, net			79,304	84,754
Total current assets			233,808	232,378
Total assets			312,880	299,412
Short-term debt			42,867	57,831
Total current liabilities			115,247	127,325
Long-term debt			8,604	14,609
Shareholders' equity			168,428	139,002

CONTACT: AT JOHNSON OUTDOORS INC.
         DAVID JOHNSON
         VP & CHIEF FINANCIAL OFFICER
         262-631-6600

         CYNTHIA GEORGESON
         VP - WORLDWIDE COMMUNICATION
         262-631-6600